Exhibit 99.1

	RE:	Strategic Hotel Capital, Inc.
77 W. Wacker Drive, 46th Floor
Chicago, IL 60601
(312) 658-5000

FOR YOUR INFORMATION:		TRADED: NYSE: SLH

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Jim Lyman	Georganne Palffy	Tim Grace
EVP & CFO	General Information	Media Inquiries
(312) 658-5000	(312) 640-6768	(312) 640-6667

FOR IMMEDIATE RELEASE

TUESDAY, AUGUST 24, 2004

STRATEGIC HOTEL CAPITAL, INC. CLOSES ACQUISITION OF

THE RITZ-CARLTON HALF MOON BAY

CHICAGO, IL – August 24, 2004 – Strategic Hotel Capital, Inc. (NYSE: SLH) today announced that it has successfully completed the acquisition of The Ritz-Carlton Half Moon Bay, a luxury destination resort overlooking the Pacific Ocean south of San Francisco, California, from a client advised by Morgan Stanley Real Estate. The $124.4 million purchase price was funded by a $75 million mortgage loan provided by an affiliate of Deutsche Bank, in addition to borrowings under the company’s revolving line of credit.

The resort was the first to be built on the Northern California coast in over a decade, and was developed by The Athens Group. It features 261 guestrooms, a 16,000 square foot spa and 17,000 square feet of indoor meeting space.

Commenting on the closing, Laurence Geller, president and chief executive officer of Strategic Hotel Capital, Inc. said, “This is a key acquisition for our portfolio of high-end hotels and we are enthusiastic about being able to capitalize on this solid opportunity so quickly following our successful initial public offering. Not only does The Ritz-Carlton Half Moon Bay afford us the growth potential that is instrumental to our strategy, but the location with its high barriers to entry strengthens our positioning going forward. Our reputation as strong asset managers, in addition to the relationships we have developed over the years within the industry, will serve to keep our pipeline active.”

About the Company

Strategic Hotel Capital, Inc., is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 15 properties with an aggregate of 6,192 rooms. For further information, please visit the company’s website at www.shci.com.

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Strategic Hotel Capital, Inc.

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This press release contains forward-looking statements about Strategic Hotel Capital, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including but not limited to the following: the uncertainty of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; cash available for capital expenditures; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; competition; demand for hotel rooms in our current and proposed market areas; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.